SCHEDULE 14A
                          (RULE 14A-101)
              INFORMATION REQUIRED IN PROXY STATEMENT
                     SCHEDULE 14A INFORMATION
    PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                       EXCHANGE ACT OF 1934

Filed by the registrant  /X/

Filed by a party other than the registrant   / /

Check the appropriate box:

     /X/  Preliminary proxy statement   / /  Confidential, for Use of the
                                        Commission Only (as permitted by
                                        Rule 14a-6(e)(2))
     / /  Definitive proxy statement
     / /  Definitive additional materials

/ /  Soliciting material pursuant to Rule 14a-l!(c) or Rule 14a-12
                    BLOWOUT ENTERTAINMENT, INC.

         (Name of Registrant as Specified in Its Charter)
                    Blowout Entertainment, Inc.

     (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

     /X/ $125 per Exchange Act Rule 0-ll(c)(l)(ii), 14a-6(i)(1), or 14a-6(i)(2) or Item 22(a)(2) of Schedule 14A.

     / / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:



     (2)  Aggregate number of securities to which transaction applies:


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):



     (4)  Proposed maximum aggregate value of transaction:



     (5)  Total fee paid:



     / /  Fee paid previously with preliminary materials.

     / / Check box if any part of the fee is offset as provided by Exchange Act Rule O-ll(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1)  Amount previously paid:



     (2)  Form, schedule or registration statement no.:



     (3)  Filing party:



     (4)  Date filed:

                      BLOWOUT ENTERTAINMENT, INC.
                       7700 NE AMBASSADOR PLACE
                     ONE AIRPORT CENTER, 2ND FLOOR
                        PORTLAND, OREGON 97220



                                                          April 1, 1997

DEAR STOCKHOLDER:

You are cordially invited to attend the annual meeting of stockholders of BlowOut Entertainment, Inc. (the "Company") to be held at 7700 NE Ambassador Place, Portland, Oregon, May 6, 1997 at 8:00 a.m., Portland time (the "Annual Meeting").


The Company's Annual Meeting will be held for the following purposes: (i) to elect one director; (ii) to ratify the appointment of Price Waterhouse, LLP as the independent auditors of the Company for the current year; and (iii) to approve our Employee Stock Purchase Plan.


Whether or not you plan to attend the Company's Annual Meeting, please complete, sign and date the accompanying proxy card and return it in the enclosed prepaid envelope. You may revoke your proxy in the manner described in the accompanying Proxy Statement at any time before it has been voted at the Company's Annual Meeting. If you attend the Company's Annual Meeting, you may vote in person even if you have previously returned your proxy card. Your prompt cooperation will be greatly appreciated.


The 1996 Annual Report to stockholders of the Company, including financial statements, is furnished herewith.

                                      Sincerely,




                                      STEVE BERNS
                                      PRESIDENT

BLOWOUT ENTERTAINMENT, INC.
7700 NE AMBASSADOR PLACE
ONE AIRPORT CENTER, 2ND FLOOR
PORTLAND, OREGON 97220




NOTICE OF

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 6, 1997




NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of BlowOut Entertainment, Inc. (the "Company") will be held at 7700 NE Ambassador Place, Portland, Oregon, on Tuesday, May 6, 1997, at 8:00 a.m., Portland time (the "Annual Meeting"), for the following purposes:

1.   to elect one director;

2. to ratify the appointment of Price Waterhouse, LLP as the independent auditors for the Company for the current year;

3.   to approve the Employee Stock Purchase Plan of the Company; and

4.   to transact such other business as may properly come before the meeting.

Only stockholders of record at the close of business on March 14, 1997 will be entitled to notice of and to vote at the Annual Meeting.

                                      By order of the Board of Directors,




                                      KARL D. WETZEL
                                      SECRETARY


Portland, Oregon
April 1, 1997





PLEASE DATE, SIGN AND RETURN THE PROXY FOR THE COMPANY'S ANNUAL MEETING PROMPTLY IN THE ENCLOSED, SELF-ADDRESSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

BLOWOUT ENTERTAINMENT, INC.
7700 NE AMBASSADOR PLACE
ONE AIRPORT CENTER, 2ND FLOOR
PORTLAND, OREGON 97220


PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

MAY 6, 1997


This proxy statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of BlowOut Entertainment, Inc. (the "Company") for use at the annual meeting of stockholders to be held on May 6, 1997 (the "Annual Meeting") and at any adjournment thereof. Only stockholders of record at the close of business on March 14, 1997 will be entitled to notice of and to vote at the Annual Meeting. The Company had outstanding 2,433,330 shares of common stock ("Common Stock") as of the close of business on March 14, 1997. There are no other voting securities. Each stockholder is entitled to one vote per share for the election of directors, as well as on other matters. If the accompanying proxy form is signed and returned, the shares represented by it will be voted; such shares will be voted in accordance with the directions on the proxy form or, in the absence of direction as to any proposal, they will be voted FOR such proposal; and it is intended that they will be voted for the nominee named herein, except to the extent authority to vote is withheld. The stockholder may revoke the proxy at any time prior to it being voted by giving written notice of revocation to the Company, by executing and duly delivering a subsequent proxy, or by attending the Annual Meeting and voting in person.

In case the nominee named herein for election as a director is not available when the election occurs, proxies in the accompanying form may be voted for a substitute. The Company expects the nominee to be available and knows of no matters to be brought before the meeting other than those referred to in the accompanying Notice of Annual Meeting. If, however, any other matters properly come before the meeting, it is intended that the proxies will be voted thereon in accordance with the judgment of the persons voting such proxies.

The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum. Abstentions will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining the approval of any matter submitted to the stockholders for a vote from which such stockholder abstained. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, although counted for purposes of determining the presence of a quorum, such shares will not be considered as present and entitled to vote with respect to that matter. The favorable vote of the holders of a majority of the shares of Common Stock represented at the meeting will be required to elect the director to be elected, ratify the appointment of the independent auditors and approve the Employee Stock Purchase Plan.

In addition to the use of the mails, proxies may be solicited by directors, officers, or regular employees of the Company in person, by telegraph, by telephone or by other means. The cost of the proxy solicitation will be paid by the Company.

This Proxy Statement and the form of proxy for use at the Annual Meeting are first being mailed to stockholders of the Company on or about April 1, 1997.

PRINCIPAL STOCKHOLDERS

The following table sets forth information as of March 14, 1997 regarding the beneficial ownership of Common Stock by each director, each executive officer named in the Summary Compensation Table below, by all directors and executive officers of the Company as a group, and by each person known to the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock.

                         NUMBER OF        PERCENTAGE OWNERSHIP OF
                          SHARES              OF OUTSTANDING
                        BENEFICIALLY        COMMON STOCK{(2)}
NAME{(1)}                OWNED{(2)}
Steve Berns                -0-                     --
Karl D. Wetzel           165{(3)}                   *
Eugene F. Giaquinto        -0-                     --
Bill LeVine              181,447                  7.5%
Muneaki Masuda{(4)}      605,102                 24.9%
Rentrak Corporation      241,599                  9.9%
Seth A. Reames               259                    *
All directors and
executive officers as a   787,092                32.3%
group (7 persons)

________________________
*    Less than 1%

(1) The business address of Bill LeVine is 10850 Wilshire Boulevard, Suite 800, Los Angeles, California 90024. The business address of Muneaki Masuda is Ebisu Garden Place, 21st Floor, Tokyo, 150 Japan. The business address of Rentrak Corporation is 7700 NE Ambassador Place, Portland, Oregon 97220.

(2) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of Common Stock subject to options or warrants exercisable within 60 days are deemed outstanding for computing the percentage of the person or group holding such options or warrants, but are not outstanding for computing the percentage of any other person. Except as indicated in the footnotes to this table and subject to the applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned.

(3) Includes 131 shares held of record by Auditron, a partnership in which Mr. Wetzel is a partner.

(4) These shares are held of record by Culture Convenience Club, Ltd. ("CCC"). Mr. Masuda, as Chairman and principal stockholder of CCC, is deemed to be the beneficial owner of the shares of Common Stock owned by CCC.

BOARD OF DIRECTORS

MEMBERS AND NOMINEES FOR ELECTION

The Board of Directors of the Company consists of five members divided into three classes, as nearly equal in number as possible, serving staggered three-year terms. The term of office of one class of directors expires each year in rotation so that one class is elected at each annual meeting for a full three-year term. The term of one of the present directors, Seth A. Reames, who was elected by the Board in December 1996 to fill a vacancy, will expire at this Annual Meeting. Mr. Reames has been nominated for election for a three-year term expiring at the annual meeting in 2000 or until his successor has been elected and qualified. The terms of the other four directors will continue as indicated below. The following table sets forth certain information regarding the directors of the Company:

                                                  PRINCIPAL OCCUPATION; NAME
              FIRST BECAME A                     OF ORGANIZATION IN WHICH OCCUPATION
               DIRECTOR OF       TERM AS       IS CARRIED ON; OFFICES AND POSITION,
NAME           THE COMPANY   DIRECTOR EXPIRES   IF ANY, WITH THE COMPANY; AND AGE
Steve Berns         1996          1999         President of the Company; Age 38
Eugene F. Giaquinto 1996          1999         Chairman  of the Board of Directors of
                                               the Company;  Chairman of the Board of
                                               Directors of R&G  Communications;  Age
                                               55
Bill LeVine         1996          1998         President of LeVine Enterprises, Inc.;
                                               Age 76
Muneaki Masuda      1992          1998         President of DIRECTV   Japan   and
                                               Chairman  of Culture Convenience Club,
                                               Ltd,; Age 46
Seth A. Reames      1996          1997         President  of  SARJAM  Communications,
                                               Ltd.; Age 31

STEVE BERNS. Steve Berns has been president of the Company since its inception in July 1992, and has been a director of the Company since March 21, 1996. Mr. Berns was President of RKO Warner from 1986 to 1992, during which period RKO Warner grew into the largest video retailer in the New York/New Jersey market and one of the largest video retailers in the United States. From 1979 until 1986, Mr. Berns held various positions with Video Shack, eventually becoming its executive vice president of operations prior to its acquisition by RKO Warner. From 1990 to 1992, Mr. Berns also served as a member of the Board of Directors of the Video Software Dealers Association.

EUGENE F. GIAQUINTO. Eugene F. Giaquinto has served as a director of the Company since March 1996 and as Chairman of the Board of Directors since November 1996. Mr. Giaquinto is a founder, and has been Chairman of the Board, of R&G Communications, a producer of independent films, since April 1989. From 1960 to 1989, Mr. Giaquinto served in various positions in finance, sales and administration with MCA/Universal, including President of MCA Home Entertainment. Mr. Giaquinto is a member of the Academy of Motion Picture Arts & Sciences and a Commissioner for the Motion Picture Council.

BILL LEVINE. Bill LeVine has served as a director of the Company since March 1996. Mr. LeVine is the founder, and has been President, of LeVine Enterprises, Inc., an investment firm, since its inception in January 1988. Mr. LeVine is a past member of the Board of Directors of the International Franchise Association. He is a director of Rentrak Corporation, Portland, Oregon; First Business Bank, Los Angeles, California; B.C.T. Inc., Fort Lauderdale, Florida; Fast Frame, Los Angeles, California; and California Closet, Los Angeles, California.

MUNEAKI MASUDA. Muneaki Masuda has served as a director of the Company since July 1992. Since November 1996, Mr. Masuda has been the President of DIRECTV Japan, the largest retailer of home video rental in Japan. Mr. Masuda has been the Chairman of Culture Convenience Club, Ltd., a Japanese corporation principally engaged in the video, music and book retail business, since December 1988. In 1990, he founded Rentrak Japan, a joint venture of CCC and Rentrak Corporation. He is a director of Rentrak Corporation and GAGA Communications (Japan).

SETH A. REAMES. Seth A. Reames has served as a director of the Company since December 1996. Mr. Reames has been the President of SARJAM Communications, Ltd., a translation agency, since 1989. From 1993 to 1995, Mr. Reames also served as the Treasurer and a Board Member of the American Translators Association.


MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

The Board of Directors of the Company held meetings or acted by consent six times during 1996. The Board has standing audit and compensation committees. The Board does not have a nominating committee. Each of the directors participated in at least 75% of the meetings of the Board and of the committees of which he is a member.

AUDIT COMMITTEE.  The Audit Committee, which consists of Bill LeVine and Eugene
F. Giaquinto, makes recommendations concerning the engagement of independent public accountants, reviews with the independent public accountants the plans for, and results of, the audit engagement, approves professional services provided by the independent public accountants, reviews the independence of the independent public accountants, considers the range of audit and non-audit fees, reviews any recommendations made by the Company's auditors regarding the Company's accounting methods and the adequacy of its system of internal control and reviews any related party transactions. The Audit Committee did not meet during 1996.

COMPENSATION COMMITTEE. The Compensation Committee, which consists of Bill LeVine and Eugene F. Giaquinto, establishes general guidelines regarding the compensation of the officers and executives of the Company, determines the compensation of the President and the executive officers of the Company, administers the Company's Amended and Restated 1996 Equity Participation Plan, the Employee Stock Purchase Plan and the Company's bonus plans and makes recommendations to the directors with respect to the Company's compensation policies. The Compensation Committee met twice during 1996.
COMPENSATION OF DIRECTORS

The Company has determined to pay its directors who are not officers of the Company annual fees equal to $10,000 per annum of which $5,000 per year is to be paid currently and $5,000 is to be deferred and not paid until the Company has achieved profitability, as well as $500 per meeting (including telephonic board meetings). In addition, pursuant to the Company's 1996 Amended and Restated Equity Participation Plan, each director who is not an employee of the Company will automatically receive an option to purchase 1,000 shares of the Company's Common Stock on the date of each annual meeting of stockholders at which he is elected. Each new non-employee member of the Board will receive an option to purchase 5,000 shares of Common Stock upon his or her initial election to the Board. No additional compensation is intended to be, or has been, paid to such individuals in their capacity as directors. An aggregate of $20,208 was paid to all non-employee directors in 1996. Non-employee directors are also reimbursed for their out-of-pocket expenses associated with attending Board and Committee meetings.


EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The following table sets forth certain summary information with respect to the compensation of the President and Chief Executive Officer and the other most highly compensated executive officer of the Company ("Named Executives") whose individual total annual salary and bonus exceeded $100,000 during 1996, for services in all capacities during 1994, 1995 and 1996.

                                    ANNUAL COMPENSATION{1}           Long Term Compensation
                                                                            SECURITIES
NAME AND                                                       OTHER        UNDERLYING     ALL OTHER
PRINCIPAL POSITION        Year     Salary      BONUS        COMPENSATION    STOCK OPTIONS  COMPENSATION
Steve Berns               1996     $150,000    $100,000{3}       --          25,000           --
  President               1995      131,625       5,000          --             --            --
                          1994      142,961      ----            --             --            --
Karl D. Wetzel{2}         1996     $100,000    $ 50,000{4}       --          10,000           --
  Chief Financial Officer 1995         ----      ----            --             --            --
                          1994         ----      ----            --             --            --


(1) Annual compensation does not include the cost to the Company of certain benefits. The aggregate amount of such benefits, as to any executive officer, did not exceed $9,487 in fiscal 1996.

(2) Mr. Wetzel became an executive officer of the Company effective February 1, 1996.

(3) This bonus was paid to Mr. Berns under the terms of his Employment Agreement in consideration for helping to effect the spin-off of the Company from Rentrak Corporation.

(4) This bonus was paid to Mr. Wetzel under the terms of his Employment Agreement for accomplishing a listing of the Common Stock on the NASDAQ Small Cap Market system.


OPTION GRANTS IN FISCAL 1996

                           OPTION/SAR GRANTS IN FISCAL 1996

                                                                Potential Realizable Value At
                                                             Assumed Annual Rates Of Stock Price
                                                                  Appreciation For Option Term

                              INDIVIDUAL GRANTS
               Number Of
               Securities     Percent Of Total
               Underlying       Options/SARs
               Option/SARs       Granted To      Exercise Price
               Granted (#)   Employees In Fiscal     ($/Sh)        Expiration
Name                                Year                              Date       5% ($)    10% ($)
Steve Berns     25,000              56%              $2.50         11/03/06     $39,250   $99,500
Karl D. Wetzel  10,000              22%              $2.50         11/03/06     $15,700   $39,800

EMPLOYMENT CONTRACTS

The Company entered into an amended and restated employment agreement dated as of March 1, 1996 and amended as of November 4, 1996 (the "Berns Agreement") with Steve Berns, pursuant to which Mr. Berns will serve as President of the Company until October 31, 1999, or until otherwise terminated pursuant to the terms thereof. During the term of the Berns Agreement, Mr. Berns is to receive a base annual salary of $150,000 (the "Berns Base Salary"). The Berns Base Salary adjusts automatically each October 1 to give effect to changes in the Consumer Price Index. The Berns Agreement provides that the Company may pay Mr. Berns a bonus or other additional compensation above the Berns Base Salary at its discretion. A mandatory bonus of $100,000 was paid to Mr. Berns in connection with the spin-off of the Company from Rentrak Corporation. Under the Berns Agreement, the Company will provide Mr. Berns with vacation and holiday pay, medical and life insurance under the Company's then-current terms, a car allowance of $500 per month, and reimbursement for relocation expenses to Portland, Oregon.

The Berns Agreement may be terminated with cause by either the Company or Mr. Berns upon 30 days' written notice to the other party. If termination is due to Mr. Berns' death or disability, the Company will pay a lump sum severance payment of an amount equal to the Berns Base Salary accrued through and including the date of termination. If termination is by the Company other than for cause or death or disability of Mr. Berns, the Company will pay him severance payments in an amount equal to six months of the annual Berns Base Salary, subject to demonstration by Mr. Berns that he is using his best efforts to find other employment. The Agreement also contains a nonsolicitation covenant and agreement not to disclose confidential information. On October 26, 1995, Mr. Berns and the Company entered into a non-competition agreement, which was subsequently amended on December 12, 1995. Under such agreement, during the period of his employment with the Company, and for 24 months thereafter, Mr. Berns will not engage in any business involving video store departments which are inside either mass market or grocery retailers anywhere in the United States or other geographical area where the Company conducts its business or sells or distributes its products or services.

Effective February 1, 1996 and amended as of November 4, 1996, the Company entered into an employment agreement with Karl Wetzel, pursuant to which Mr. Wetzel will serve as Chief Financial Officer of the Company until January 31, 1999 or until otherwise terminated pursuant to the terms thereof (the "Wetzel Agreement"). During the term of the Wetzel Agreement, Mr. Wetzel is to receive a base annual salary of $100,000 (the "Wetzel Base Salary"). The Company has agreed to review the Wetzel Base Salary on May 1 of each year and may, at such time and in its discretion, increase the Wetzel Base Salary. The Wetzel Agreement further provides that Mr. Wetzel will participate in any bonus plan adopted by the Company, including any cash bonus pools established by the Company from time to time for its corporate executives. The Wetzel Agreement also requires the Company to pay Mr. Wetzel a severance payment of an amount equal to the Wetzel Base Salary accrued through and including the date of termination if Mr. Wetzel's employment is terminated due to his death or disability. If termination is by the Company other than for cause or Mr. Wetzel's death or disability, the Company will pay him severance payments in an amount equal to six months of the annual Wetzel Base Salary, subject to the demonstration by Mr. Wetzel that he is using his best efforts to find other employment. Pursuant to the Wetzel Agreement, Mr. Wetzel and the Company entered into a non-competition agreement pursuant to which during the period of his employment with the Company, and for 24 months thereafter, Mr. Wetzel will not engage in any business involving video store departments which are inside either mass market or grocery retailers anywhere in the United States or other geographical area where the Company conducts its business or sells or distributes its products or services.

Effective April 22, 1996 and amended as of November 4, 1996, the Company entered into an employment agreement (the "Heyer Agreement") with Harold Heyer, pursuant to which Mr. Heyer will serve as Vice President of Operations of the Company until August 30, 1998 or until otherwise terminated pursuant to the terms thereof. During the term of the Heyer Agreement, Mr. Heyer receives an annual base salary of $90,000 (the "Heyer Base Salary"). The Company has agreed to reimburse Mr. Heyer for expenses in relocating to Portland, Oregon in a maximum amount of $30,000. The Company has agreed to employ Mr. Heyer for at least 12 months following his relocation to Portland, Oregon, or, if Mr. Heyer is involuntarily terminated within such 12-month period, but not for cause, the Company will pay Mr. Heyer an amount equal to 90 days of the Heyer Base Salary. If Mr. Heyer's employment is terminated due to Mr. Heyer's death or disability, the Company will pay Mr. Heyer a lump sum severance payment in an amount equal to the Heyer Base Salary accrued through and including the date of termination. If, within two years after a Change of Control (as defined in the Heyer Agreement), termination is by the Company without cause or by Mr. Heyer for Good Reason (as defined in the Heyer Agreement), the Company shall pay Mr. Heyer a lump sum payment in an amount equal to the lesser of (i) the Heyer Base Salary through August 30, 1998, or (ii) six months of the Heyer Base Salary.
If termination is by the Company other than for cause or Mr. Heyer's death or disability, the Company will pay him severance payments in an amount equal to six months of the annual Heyer Base Salary, subject to the demonstration by Mr. Heyer that he is using his best efforts to find other employment, and further subject to reduction by the amount of remuneration in any form received from such other employment during such six-month period. The Heyer Agreement also contains Mr. Heyer's agreement not to disclose confidential information and a non-competition agreement, pursuant to which, during the period of his employment with the Company and for 24 months thereafter, Mr. Heyer will not engage in any business (i) involving the revenue-sharing method of wholesale distribution of home videocassettes, (ii) which is substantially similar to leased store video operations, or (iii) which competes with any business then engaged in by the Company or its affiliates anywhere in the United States or other geographical area where the Company conducts its business or sells or distributes its products or services.


INDEMNITY AGREEMENTS

The Company and each present director and officer of the Company have executed an indemnity agreement (collectively, the "Indemnity Agreements"). The Board of Directors of the Company and Rentrak, as the sole stockholder of the Company at the time the Indemnity Agreements were executed and delivered, approved the form of such Indemnity Agreements. In general, the Indemnity Agreements seek to afford such directors and officers the maximum indemnification protection allowed under Delaware law. The Company intends to enter into similar Indemnity Agreements with all of its future directors and officers.

The Indemnity Agreements cover acts or omissions that occurred prior to the Company's execution and delivery of the Indemnity Agreements. There is no recent, pending or, to the best knowledge of the Company, threatened litigation involving any director or officer of the Company, where indemnification under the Indemnity Agreement would be required or permitted.


1996 EQUITY PARTICIPATION PLAN

In April 1996, the Company adopted an equity incentive plan which was amended and restated on November 25, 1996 (the "Amended and Restated 1996 Equity Participation Plan"). Under the Amended and Restated 1996 Equity Participation Plan, the Company may grant incentive stock options within the meaning of
Section 422 of the Internal Revenue Code of 1986, as amended, and nonstatutory stock options to key employees, officers and consultants to allow them to participate in the ownership and growth of the Company. The Compensation Committee (consisting of persons who are "disinterested persons" within the meaning of Rule 16b-3 under the Exchange Act and "outside directors" within the meaning of Section 162(m) of the Code) of the Company's Board has discretion, within the limits of the Amended and Restated 1996 Equity Participation Plan, to designate recipients, amounts, exercise prices and other terms and conditions of the stock options to key employees (including employees who may also be officers and directors of the Company), officers and consultants of the Company. The Amended and Restated 1996 Equity Participation Plan also provides for automatic grants of options for predetermined numbers of shares of Common Stock to non-employee directors of the Company. Upon the occurrence of a change of control or certain corporate transactions, any option granted under the Amended and Restated 1996 Equity Participation Plan to non-employee directors shall become fully exercisable and vested, subject to certain conditions, including compliance with Section 16(b) of the Exchange Act, while the Compensation Committee will have the discretion to accelerate vesting or take other action with respect to all other options granted under the Amended and Restated 1996 Equity Participation Plan. A total of up to 500,000 shares of the Company's Common Stock are reserved for issuance under the Amended and Restated 1996 Equity Participation Plan. Furthermore, the maximum number of shares which may be subject to options granted under the Amended and Restated 1996 Equity Participation Plan to any individual in any fiscal year cannot exceed 150,000.

On November 4, 1996, options to purchase a total of 45,000 shares of the Company's Common Stock were granted to three executive officers of the Company at an exercise price of $2.50 per share. On December 18, 1996, an option to purchase 10,000 shares of the Company's Common Stock was granted to the Chairman of the Board of Directors at an exercise price of $2.57 per share. These options, which are to vest in four equal annual installments, were granted by the Compensation Committee to align the interest of senior management with the interest of the Company's stockholders. The options are nonstatutory stock options, and optionholders will recognize income on the difference between the fair market value of the shares subject to the options and the exercise price of the options.

REPORT OF COMPENSATION COMMITTEE OF BOARD OF DIRECTORS ON EXECUTIVE
COMPENSATION

The Company's executive compensation program is administered by the Compensation Committee of the Board of Directors. The Compensation Committee is comprised of Bill LeVine and Eugene F. Giaquinto, both of whom are non-employee directors of the Company. The Compensation Committee establishes policies relating to the compensation of executive officers, acts upon the President's recommendations on compensation to other executive officers, and oversees, in part, the administration of the Amended and Restated 1996 Equity Participation Plan.

The goal of the Company's compensation policy is to ensure that executive compensation is related to and supports the Company's overall objectives of achieving profitability and enhancing stockholder's value. To achieve these goals, the following objectives have been adopted by the Compensation Committee as guidelines for compensation decisions:

     - Provide a competitive compensation package that enables the Company to attract and retain experienced and qualified talent;

     - Relate compensation to past and anticipated individual and Company performance; and

     - Align the interests of executives with the long-term interests of stockholders by encouraging executive stock ownership.

The Company believes that the above objectives are obtained by combining cash and equity based compensation and by providing that a significant portion of management's compensation be tied to the performance of the Company. For fiscal 1996, the Company's compensation program consisted of the following components: (i) base salary, (ii) mandatory bonuses based on achievement of certain predefined goals of the Company, and (iii) stock option grants under the Company's Amended and Restated 1996 Equity Participation Plan.

BASE SALARY

The 1996 base salaries of the Company's executive officers were established by the terms of negotiated employments agreements executed (and amended) by the Company and such officers in 1996. All such agreements were substantially negotiated by Rentrak Corporation ("Rentrak"), the Company's former parent, on behalf of the Company. The 1996 base salary of Steve Berns, as set forth in his employment agreement, was determined through negotiation and gave consideration to base salaries at comparable companies, as well as Mr. Berns' performance as President in fiscal 1995. During the term of his employment agreement, Mr. Berns' base salary adjusts automatically each October to give effect to changes in the Consumer Price Index. Karl D. Wetzel's employment agreement was executed between Mr. Wetzel and the Company as a condition to Mr. Wetzel's employment with the Company. The 1996 base salary of Mr. Wetzel, as set forth in his employment agreement, was determined through negotiation and gave consideration to base salaries at comparable companies, in particular, Mr. Wetzel's salary at Rentrak, as well as Mr. Wetzel's past performance at Rentrak. The 1996 base salary of Harold Heyer, as set forth in his employment agreement, was determined through negotiation and gave consideration to base salaries at comparable companies, including Mr. Heyer's salary at SuperCenter Entertainment Corporation ("SCE"), a company which Rentrak purchased in 1995 and consolidated with the Company in 1996, as well as Mr. Heyer's past performance at SCE.

ANNUAL BONUS.

Mr. Berns' annual bonus for 1996 was established in his employment agreement and was contingent upon the achievement of defined Company goals, particularly the successful spin-off of the Company from Rentrak. Mr. Wetzel's 1996 bonus was also established in his employment agreement and was contingent upon the achievement of a defined Company goal, namely the commencement of trading of the Company's Common Stock on NASDAQ. The employment agreements for Messrs. Berns, Wetzel and Heyer all provide for future discretionary annual bonuses to be determined by the Compensation Committee based on individual and Company performance.

STOCK OPTIONS.

Pursuant to the terms of the Company's Amended and Restated 1996 Equity Participation Plan, the Company has discretion to grant the executive officers, as well as other key employees and consultants, incentive stock options which would allow such persons to participate in the ownership and growth of the Company. In fiscal 1996, the Compensation Committee granted Messrs. Berns, Wetzel and Heyer options to purchase 25,000, 10,000 and 10,000 shares of Common Stock, respectively. The Compensation Committee granted stock options which they believed were commensurate with the executives' positions in the Company. The stock options were granted as equity-based compensation to further align the interests of the executive officers with the interests of the Company's stockholders.


                                 Respectfully submitted,

                                 Eugene F. Giaquinto
                                 Bill LeVine
                                 MEMBERS OF THE COMPENSATION COMMITTEE


STOCK PRICE PERFORMANCE GRAPH

The Stock Price Performance Graph compares the percentage change from November 19, 1996, the date the Company's Common Stock first traded on a when-issued basis, to December 31, 1996 and the Company's cumulative total stockholder return on its Common Stock with the cumulative total returns of the NASDAQ Market Index (the "NASDAQ Index") and a selected peer group of companies consisting of Hollywood Entertainment, MOOVIES, Inc. Movie Galley Inc., and Video Updates Inc. (the "Peer Group Index"). The comparison assumes $100 investments on November 19, 1996 in the Common Stock, the NASDAQ Index and the Peer Group Index, and further assumes reinvestment of dividends.



















COMPANY               NOVEMBER 19, 1996                DECEMBER 31, 1996

BlowOut                    100.00                           40.63
Peer Group                 100.00                           96.98
NASDAQ Market              100.00                           99.77



On December 31, 1996 and February 28, 1997, the last sale prices of the Common Stock, as quoted by the NASDAQ Small Cap Market, were $2-1/32 and $ 2-1/4 per share, respectively.


RELATED PARTY TRANSACTIONS

Prior to November 25, 1996, Rentrak owned approximately 1,698,942 shares (approximately 70%) of the issued and outstanding Common Stock of the Company. On November 25, 1996, pursuant to the terms of a Distribution Agreement between Rentrak and the Company, Rentrak effected the distribution of 1,457,343 shares of the Company's Common Stock to the holders of Rentrak common stock in the form of a special dividend (the "Distribution"). Since the Distribution, Rentrak has continued to own approximately 9.9% of the Common Stock. Mr. Bill LeVine, a director of each of Rentrak and the Company, owns approximately 7.5% of the Common Stock. Culture Convenience Club, Ltd., a corporation controlled by Mr. Muneaki Masuda, a director of each of Rentrak and the Company, owns approximately 24.9% of the Common Stock.

The following are summaries of the material terms of agreements and transactions between the Company and certain of its directors and principal stockholders. Due to the former relationship between Rentrak and the Company, the terms on which certain services have been provided to the Company by Rentrak or its affiliates have not been necessarily determined by arm's-length negotiations; however, the Company believes that each of the agreements and transactions set forth below are substantially similar to those that could be negotiated with unaffiliated third parties.


PPT AGREEMENT

The Company currently is participating in the "pay per transaction" system (the "PPT System") under an agreement with Rentrak dated March 15, 1996 (the "PPT Agreement"). The Company has been a participant in Rentrak's PPT System since January 1993. Under the PPT System, participating video retailers ("Retailers") lease to consumers videocassettes which, in turn, are leased to the Retailer by Rentrak for a one-time fee plus a percentage of the revenues generated by the Retailer from rental or sales of the videocassettes to consumers. The Company incurred fees and costs of approximately $3.0 million to Rentrak in connection with the PPT System for the year ended December 31, 1996.

The PPT Agreement provides that Rentrak is the exclusive supplier of product on a revenue-sharing basis to the Company. Rentrak has a right of first refusal on any non-videocassette merchandise that the Company proposes to obtain from another supplier. Moreover, the Company is obligated to purchase enough merchandise from Rentrak that the fees payable by the Company under the PPT Agreement are at least 11% of the Company's annual gross retail rental revenues. The Company must pay any deficiency plus a percentage of such deficiency as a penalty. Rentrak may terminate the PPT Agreement at any time upon notice to the Company. The Company may terminate the PPT Agreement upon a breach by Rentrak and failure to cure within 30 days after receipt of written notice. The PPT Agreement has a term of 20 years beginning in March 1996. Under the PPT Agreement, the Company's stores install and/or maintain Rentrak software to be able to participate in the PPT System. The Company believes the terms of the PPT Agreement are substantially similar to Rentrak's PPT arrangements with other retail video stores in which Rentrak has made sizable investments.


LICENSE AGREEMENT

The Company currently operates most of its stores under the name "BlowOut Video" pursuant to a license arrangement with Rentrak. The Company and Rentrak entered into a new license agreement ("License") for the name "BlowOut Video" on March 15, 1996, which was subsequently amended on June 25, 1996. Rentrak granted the Company a 20-year nonexclusive, nontransferable license to use the name "BlowOut Video" for a royalty of 1.667% of aggregate net revenues from all of the Company's stores, but not to exceed 20% of the Company's pre-tax net income through March 31, 2001; thereafter, the royalty would be an amount equal to the greater of (i) 1.667% of such aggregate net revenues, but not to exceed 20% of the Company's pre-tax net income, or (ii) one percent of the aggregate net revenues from all of the Company's stores without regard to such pre-tax net income. If such royalties fail to meet specified levels during the first five years of the term of the License, Rentrak, at its sole option, could terminate the License. Rentrak currently uses and intends to continue using the name "BlowOut Video" in connection with a separate videocassette resale business that it operates through wholly owned subsidiaries. Rentrak currently operates three videocassette retail outlets solely to dispose of used videocassettes returned to Rentrak by its customers. These outlets are located in New York, New York; Pittsburgh, Pennsylvania; and Orlando, Florida. None of such outlets is located within a department, grocery or other chain store and the Company does not operate a store in any of these locations. No royalty has accrued or is payable through December 31, 1996, under this License Agreement.


SUBLEASES

In March 1996, the Company entered into a sublease with Rentrak for approximately 2,000 square feet of office space at Rentrak's Portland, Oregon headquarters. The sublease expired on December 31, 1996. Rentrak moved its headquarters to a new office building in Portland, Oregon in January 1997. The Company entered into a new sublease with Rentrak for office space in Rentrak's new headquarters with a 10-year term at a rent of approximately $7,100 per month for the first five years, and approximately $7,650 per month for the last five years. Rentrak released the Company from all of its obligations relating to space in the old facility under the March 1996 sublease. The Company Board believes the rental terms are competitive with those in the Portland, Oregon rental market.

The Company currently sublets approximately 12,800 square feet of warehouse space at Rentrak's Wilmington, Ohio warehouse for approximately $4,000 per month.


RENTRAK INDEBTEDNESS

Effective as of December 31, 1996, Rentrak contributed to the capital of the Company approximately $6.5 million, thereby reducing the amount owed by the Company from $9.3 million to $2.8 million. The $2.8 million of such indebtedness accrues interest at the rates 9.0% per annum and is due in April 1999. At December 31, 1996, the total outstanding balance of the debt, including accrued interest, was $3.264 million.


NOTES

In March and April 1996, the Company issued $1.0 million in convertible subordinated notes to each of Mr. Bill LeVine and to CCC, an affiliate of Mr. Muneaki Masuda (the "Notes"). Messrs. LeVine and Masuda are Directors of Rentrak and the Company. These Notes were guaranteed by Rentrak, accrued interest at a rate of 9.0% per annum, and had a maturity date of August 31, 1997. On August 30, 1996, each of Mr. LeVine and CCC converted their Notes into 121,789 shares of BlowOut Common Stock.

CCC STOCK PURCHASE

On August 30, 1996, CCC purchased 362,931 shares of BlowOut Common Stock for $2.98 million in cash in a private placement.


REGISTRATION RIGHTS

Rentrak, CCC and Mr. LeVine have been granted rights to demand registration of the shares of Common Stock owned by them. Mr. LeVine and CCC have advised the Company that they will be exercising their rights to register their shares of Common Stock.

RENTRAK GUARANTEE

On June 26, 1996, the Company entered into an agreement with Rentrak pursuant to which Rentrak, on the terms and subject to the conditions contained in such agreement, will guarantee up to $12.0 million in indebtedness of the Company ("Rentrak Guarantee"). The Rentrak Board has authorized Rentrak to guarantee $7.0 million under the Rentrak Guarantee. The obligation of Rentrak to issue such guarantee is subject to a number of conditions such as being current on all monetary obligations owed to Rentrak and being in compliance with all agreements between Rentrak and the Company. The Rentrak Guarantee expires on the earlier of (i) December 31, 1997 or (ii) such time as the total indebtedness of the Company subject to the Rentrak Guarantee is equal to $12.0 million. Under the Rentrak Guarantee, the Company must maintain $12.0 million of key man insurance on Steve Berns. Rentrak may terminate its obligation to issue new guarantees on 30-days' prior written notice to the Company. The Company can also terminate such agreement on 30 days' prior written notice, provided that the Company provides evidence that all indebtedness subject to the Rentrak Guarantee has been paid off and the Company obtains an unconditional release of Rentrak. The Company has also agreed that (i) during the term of the agreement, as long as any Rentrak Guarantee is outstanding and for 24 months thereafter, the Company will not convey any of its stores to a third party unless such third party agrees to assume and be bound by the PPT Agreement and the License Agreement, and (ii) during the term of the agreement or as long as any Rentrak Guarantee is outstanding, the Company will pay all amounts received from a sale or closure of a store either to: (a) finance new Company stores or (b) to pay down indebtedness subject to the Rentrak Guarantee. During the term of the Agreement, and/or as long as any Rentrak Guarantee is outstanding, the Company shall pay Rentrak a weekly fee at a rate equal to .02% per week of then-currently outstanding indebtedness subject to a Rentrak Guarantee.

Rentrak has agreed to guarantee amounts outstanding under a credit facility (the "Phoenix Facility") from Phoenix Leasing Incorporated and a line of credit from Coast Business Credit ("CBC") up to an aggregate of $7.0 million. Rentrak has agreed, under certain circumstances in the event of a default under the credit facility with CBC, to repurchase BlowOut's videocassette inventory in an amount not to exceed the lesser of the amount owed under the CBC facility or $5.0 million. Rentrak is also guaranteeing certain trade payables of the Company and amounts owed under promissory notes to certain of the Company's suppliers. At December 31, 1996, the total amount of obligations of the Company subject to the Rentrak Guarantee was approximately $3.7 million.


MISCELLANEOUS TAPE PURCHASES

In 1996, the Company purchased $90,960 of master tapes for tape duplications from R&G Communications. R&G Communications is partially owned by Eugene F. Giaquinto who is the Company's Chairman of the Board. In 1996, the Company purchased $52,000 of tapes from Skura Intercontinental Trading Company which is partially owned by Mr. Giaquinto. In 1996, the Company purchased $400,210 of tapes from Prism. Prism was partially owned by Rentrak at the time of the sale. The Company believes that each of these tape purchases was made on terms at least as favorable as could have been obtained from unaffiliated third parties.


SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The following individuals and entity failed to file on a timely basis a Statement of Beneficial Ownership of Securities on Form 3 for November 1996 on which no transactions were reported: Steve Berns, Karl D. Wetzel, Harold Heyer,
F. Kim Cox, Eugene F. Giaquinto, Bill LeVine, Muneaki Masuda and Rentrak Corporation.


RATIFICATION OF THE APPOINTMENT OF PRICE WATERHOUSE, LLP

On December 18, 1996, the Company dismissed its independent accountants, Arthur Andersen LLP ("Arthur Andersen") upon the recommendation of the Company's Audit Committee. The decision to change accountants was made to ensure independence, both in appearance and in fact, from Rentrak, whose independent accountants are Arthur Andersen.

Arthur Andersen's reports on the financial statements of the Company or Rentrak for the last two years did not contain adverse opinions or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles. There were no disagreements with Arthur Andersen on any matters of accounting principles or practices, financial statement disclosure or auditing scope or procedure during Rentrak's and the Company's two most recent fiscal years and any subsequent interim period preceding the dismissal.

The Audit Committee of the Board of Directors recommended, and the Board approved, the appointment of Price Waterhouse, LLP as the Company's new accountants and independent auditors effective December 18, 1996, subject to stockholder ratification at the Annual Meeting. If such appointment is not ratified, the Board of Directors will appoint another firm as the Company's accountants and independent auditors for the year ending December 31, 1997.

Representatives of Price Waterhouse, LLP are expected to be present at the Annual Meeting and will be available to respond to questions and may make a statement if they so desire.


EMPLOYEE STOCK PURCHASE PLAN

The Company's Employee Stock Purchase Plan (the "Plan") was adopted by the Board in November 1996, effective January 1, 1997. The purpose of the Plan is to provide eligible employees of the Company with the opportunity to acquire a proprietary interest in the Company through participation in a plan designed to qualify as an employee stock purchase plan under Section 423 of the Internal Revenue Code of 1986, as amended (the "Code"). It is the view of the Board that the Plan will constitute an important part of the Company's compensation of its employees by providing them with an incentive to increase their participation in the Company's long-term success.

The Plan is being submitted to the stockholders of the Company for their approval at the Meeting. Approval of the stockholders requires the affirmative vote of a majority of the shares present in person or by proxy. The following summary description of the Plan is qualified in its entirety by reference to the full text of the Plan.

Under the Plan, the aggregate number of shares of the Company's Common Stock which may be issued over the term of the Plan is 200,000 shares, subject to proportionate adjustment in the event of any stock dividend, stock split, reverse stock split, or other change affecting the outstanding Common Stock as a class without the Company's receipt of consideration. The shares to be issued under the Plan will be made available from either authorized but unissued shares of Common Stock or from shares of Common Stock reacquired by the Company, including shares of Common Stock purchased on the open market.

The Plan will be administered by the Compensation Committee of the Board of Directors (the "Committee"). Under the Plan, the administrative powers of the Committee include (but are not limited to) authority to (i) interpret and construe any provision of the Plan, (ii) adopt such rules and regulations for administering the Plan as it may deem necessary in order to comply with Section 423 of the Code, and (iii) make all other determinations necessary or advisable for the administration of the Plan.

Any person who has been employed by the Company for more than six months and who is regularly scheduled to work more than 20 hours per week in the employ of the Company and who beneficially owns less than 5% of the shares of common stock issued and outstanding is eligible to participate in the Plan (each an "Eligible Employee"). Each Eligible Employee actively participating in the Plan (each a "Participant") will have the ability under the Plan to purchase, through payroll deductions, shares of Common Stock effectively at a discount to the fair market value of the Common Stock. As of March 31, 1997 the Company employed more than 200 Eligible Employees and 39 Eligible Employees were Participants in the Plan.

Under the Plan, shares of Common Stock will be made available for purchase by Eligible Employees through a series of semi-annual Election Dates and quarterly investment dates until the earlier of (i) the purchase of the maximum number of shares available for issuance under the Plan or (ii) the termination of the Plan. The initial election date was January 1, 1997. The Election Date will be July 1, 1997.

To participate in the Plan, the Eligible Employee must complete certain enrollment forms prescribed by the Committee (including a purchase agreement and a payroll deduction authorization) and file such forms with the Committee.

The payroll deduction authorized by the Eligible Employee for the purpose of acquiring shares of Common Stock under the Plan may be any amount of such employee's annual base salary, up to a maximum of 10%. The authorized deduction rate will continue in effect, unless changed by the Participant. A Participant may adjust the rate of payroll deduction on any Election Date, and such reduction will be effective as soon as possible after notification is made to the Committee.

Each Participant will purchase on or about the last day of each calendar quarter that number of shares of Common Stock that may be purchased with his or her payroll deductions for the quarter. On each quarterly purchase date, the Plan will purchase in the open market shares of Common Stock. The Company will pay 15% of the purchase price for the Plan and any brokerage commissions.

A Participant may terminate his or her outstanding purchase right under the Plan at any time. Upon such termination, no further payroll deductions will be collected from the Participant, and any payroll deductions collected for the calendar quarter will, at the election of the Participant, be immediately refunded or held for the purchase of shares on the next quarterly purchase date. The purchase right of a Participant will also terminate if he or she ceases to be an Eligible Employee. Upon such termination, all payroll deductions collected for the calendar quarter will be refunded to the Participant. No purchase right granted under the Plan is assignable or transferable by the Participant other than by will or the laws of descent and distribution following the Participant's death.
The Plan will terminate upon (i) a merger or consolidation in which the Company is not the surviving entity or (ii) the sale, transfer or other disposition of all or substantially all of the assets of the Company in complete liquidation or dissolution of the Company.

No Participant will be entitled to accrue rights to acquire Common Stock pursuant to any purchase right outstanding under the Plan if and to the extent such accrual, when aggregated with (i) rights to purchase Common Stock accrued under any other purchase right outstanding under the Plan and (ii) similar rights accrued under other employee stock purchase plans of the Company, would otherwise permit such Participant to purchase more than $25,000 of stock of the Company for each calendar year such rights are at any time outstanding.

No taxable income will be realized by a Participant upon the purchase of shares on a pursuant to the Plan. The sale or disposition of Common Stock purchased pursuant to the Plan is generally a taxable event. The Participant will realize a gain or loss in an amount equal to the difference between his or her basis (normally the purchase price) in the Common Stock and the proceeds from the sale or disposition. If Common Stock acquired pursuant to the Plan is not sold or otherwise disposed of within a specified time period after the date of purchase (the "Holding Period"), any gain or loss resulting from the sale or disposition of the Common Stock will be treated as long-term capital gain or loss subject to a special rule that requires the portion of any such gain that does not exceed the initial discount (at the time the right to purchase the stock was granted) to be treated as compensation income. If Common Stock acquired pursuant to the Plan is disposed of prior to the expiration of the Holding Period (a "Disqualifying Disposition"), the excess of the fair market value of the Common Stock on the date the shares were purchased over the purchase price will be treated as ordinary income. However, any additional gains will be taxed as capital gain. If a Participant disposes of the Common Stock more than one year after the date of purchase, such capital gain or loss will be treated as long-term capital gain or loss.

The Company normally is not entitled to a deduction with respect to the issuance of shares of Common Stock under the Plan. However, in the event of a Disqualifying Disposition, the Company will be entitled to deduct the ordinary income realized by the Participant.

The Board of Directors may amend, suspend or terminate the Plan; provided, however, that stockholders approval is required to increase the aggregate number of shares issuable under the Plan, change the persons or categories eligible to participate in the Plan, or materially increase the benefits accruing to Participants under the Plan. Unless sooner terminated, the Plan will terminate on the date on which all shares available for issuance under the Plan shall have been sold pursuant to the purchase rights exercised under the Plan.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE PLAN.


STOCKHOLDER PROPOSALS

Any proposal which a stockholder intends to present at the annual meeting of stockholders in 1998 must be received by the Company by December 2, 1997 in order to be eligible for inclusion in the proxy statement and proxy form relating to such meeting. In addition, pursuant to the Company's By-Laws, for nominations or other business to be properly brought before the 1998 annual meeting of stockholders by a stockholder, the stockholder must give the notice required by the By-Laws no earlier than February 5, 1998 and no later than March 7, 1998.

IMPORTANT

All stockholders are cordially invited to attend the Annual Meeting in person.

If you cannot be present at the Annual Meeting, please sign and date the enclosed Proxy and mail it PROMPTLY in the enclosed self-addressed envelope. No postage need be affixed if mailed in the United States.

                                    BLOWOUT ENTERTAINMENT, INC.

    THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS INSTRUCTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO INSTRUCTIONS ARE GIVEN, THIS PROXY WILL BE VOTED FOR THE NOMINEE LISTED UNDER ITEM 1 AND FOR ITEM 2.

The undersigned hereby revokes any proxy or proxies heretofore given to vote such shares at said meeting or at any adjournment thereof.


Signature                Date:


Signature                Date:


Please sign exactly as name appears on this Proxy. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by an authorized officer. If a partnership, please sign in partnership name by an authorized person.

                                     PROXY

                          BLOWOUT ENTERTAINMENT, INC.
            7700 NE Ambassador Place, One Airport Center, 2nd Floor
                            Portland, Oregon 97220

The undersigned hereby appoints Steve Berns and , and each of them, proxies, with power of substitution and revocation, acting by unanimous consent of those present and voting, or if only one is present and voting then that one, to vote the shares of stock of BLOWOUT ENTERTAINMENT, INC., which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at 7700 NE Ambassador Place, Portland, Oregon, on May 6, 1997 at 8:00 a.m., Portland time, and at any adjournment thereof, with all the powers the undersigned would possess if present.

1.  The election of one (1) director.

    Nominee: Seth A. Reames

    TO WITHHOLD AUTHORITY TO VOTE FOR THIS NOMINEE, PLACE A LINE THROUGH OR OTHERWISE STRIKE OUT THE NAME OF THE NOMINEE.

2. To ratify the appointment of Price Waterhouse, LLP as the independent auditors for the Company for the current year.

    //   For //   Against  //  Abstain


3. To approve the Company's Employee Stock Purchase Plan.

    //   For  // Against  // Abstain
4.  To transact such other business as may properly come before the meeting.

                                       (CONTINUED AND TO BE SIGNED ON THE
REVERSE SIDE)

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF BLOWOUT ENTERTAINMENT, INC.

PLEASE SIGN AND DATE ON REVERSE SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES.

                                   SEE REVERSE SIDE